UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
April 1, 2008
Date of Report (Date of earliest event reported)
OSI PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-15190	13-3159796

(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)
41 Pinelawn Road
Melville, NY 11747
(Address of principal executive offices)
(631) 962-2000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events.
     On April 1, 2008, OSI Pharmaceuticals, Inc., a Delaware Corporation (“OSI”), filed a shelf registration statement (the “Shelf Registration Statement”) with the Securities and Exchange Commission on Form S-3 for the resale of (i) $200 million aggregate principal amount of its 3% Convertible Senior Subordinated Notes due 2038 (the “Notes”) and (ii) the maximum number of shares of OSI common stock, par value $0.01 per share, issuable upon conversion of the Notes.
     OSI included the following updated risk factors in the prospectus included in the Shelf Registration Statement.
Risks Related to Our Business
We depend heavily on our principal marketed product, Tarceva, to generate revenues in order to fund our operations.
     We currently derive most of our revenues from our principal marketed product, Tarceva, which represented approximately 79% of our total revenues from continuing operations for the year ended December 31, 2007. For the next several years, we will continue to rely on Tarceva to generate the majority of our revenues. Our ability to maintain or increase our revenues for Tarceva will depend on, and may be limited by, a number of factors, including the following:
•	Our ability to maintain and expand the market share, both in the United States and in the rest of the world, and revenues for Tarceva in the treatment of second-line and third-line non-small cell lung cancer, or NSCLC, and for first-line pancreatic cancer in the midst of numerous competing products which are currently in late stage clinical development;

•	Whether data from our key Phase III SATURN and Beta-Lung studies and other clinical trials for additional indications are positive and whether such data, if positive, will be sufficient to achieve approval from the U.S. Food and Drug Administration, or FDA, and its foreign counterparts to market and sell Tarceva in such additional indications;

•	The reluctance of physicians to switch from existing treatment methods, including traditional chemotherapy agents (where certain reimbursement practices in the United States favor the use of intravenously administered drugs), to Tarceva; and

•	Adequate coverage or reimbursement for Tarceva by third-party payors, including private health coverage insurers and health maintenance organizations.
If Tarceva were to become the subject of problems related to its efficacy, safety, or otherwise, or if new, more effective treatments were introduced into the market, our revenues from Tarceva could decrease.
     If Tarceva becomes the subject of problems, including those related to, among others:
•	efficacy or safety concerns with the product, even if not justified;

•	unexpected side-effects;

•	regulatory proceedings subjecting the product to potential recall;

•	publicity affecting doctor prescription or patient use of the product;

•	pressure from competitive products;

•	introduction of more effective treatments; or

•	manufacturing or quality problems that would reduce or disrupt product availability;
our revenues from Tarceva could decrease. For example, efficacy or safety concerns from time to time arise, whether or not justified, that could lead to additional safety warnings on the label or to the recall or withdrawal of Tarceva. In the event of a recall or withdrawal of Tarceva, our revenues would decline significantly.
We cannot be certain of the outcomes of the SATURN and Beta-Lung studies and, even if positive, the data may not support the necessary regulatory approvals needed for new indications for Tarceva.
     We expect results from two key Phase III studies for Tarceva, the SATURN study and the Beta-Lung study, in the second half of 2008. These studies have the potential to support the expansion of Tarceva use in NSCLC to the maintenance setting following first line treatment and to solidify its use in the second line setting. However, clinical trial results are difficult to predict; positive results from pilot studies or other similar studies, including subset analyses from prior studies, are not a guarantee of success in subsequent studies. Until we receive the final data from the SATURN and Beta-Lung studies, we cannot be certain of the outcomes of those studies. If one or both of these studies is negative, our existing market share for Tarceva may decrease and it will be more difficult for us to grow our market share for Tarceva in the future. Furthermore, there can be no assurance that positive data will result in an approval from the FDA for new indications for Tarceva, or that any such approvals will be received in a timely manner. The primary endpoint of the SATURN study is progression-free-survival, or PFS. Although the SATURN trial has been through the FDA’s special protocol assessment, or SPA, there can be no guarantee that the PFS endpoint will not be subject to further scrutiny by the FDA. In studies of other oncology drugs with a PFS endpoint, the FDA has required additional information, such as overall survival data, before determining whether to grant approval. Such requests for additional information can delay the time to approval and there can be no assurance that any such additional information will be sufficient to support approval.
We depend heavily on our co-development and marketing alliance with Genentech and Roche for Tarceva. If Genentech or Roche terminate these alliances, or are unable to meet their contractual obligations, it could negatively impact our revenues and harm our business until appropriate corrective measures have been taken.
     Tarceva is being developed and commercialized in an alliance under co-development and marketing agreements with Genentech and Roche. Genentech leads the marketing efforts in the United States, and Roche markets the drug in the rest of the world. The OSI/Genentech collaboration agreement continues until the date on which neither we nor Genentech are entitled to receive a share of the operating profits or losses on any products resulting from the collaboration, that is, until the date that we and Genentech mutually agree to terminate the collaboration or until either party exercises its early termination rights as described as follows. The OSI/Genentech collaboration agreement is subject to early termination in the event of certain customary defaults, such as material breach of the agreement and bankruptcy. In addition, Genentech has the right to terminate the OSI/Genentech collaboration agreement with six months’ prior written notice. The provisions of the amendment to the agreement allowing us to co-promote are also subject to termination by Genentech upon a material breach of the amendment by us, which remains uncured, or upon a pattern of nonmaterial breaches which remain uncured.
     The OSI/Roche agreement continues until the date on which we are no longer entitled to receive a royalty on products resulting from the development of Tarceva, that is, until the date of expiration or revocation or complete rejection of the last to expire patent covering Tarceva or, in countries where there is no valid patent covering Tarceva, on the tenth anniversary of the first commercial sale of Tarceva in that country. The OSI/Roche agreement is subject to early termination in the event of certain customary defaults, such as material breach of the agreement and bankruptcy. In addition, Roche has the right to terminate the agreement on a country-by-country basis with six months’ prior written notice. We also currently have the right to terminate the agreement with respect to a particular country under certain circumstances if Roche has not launched or marketed a product in such country.

     If we do not maintain a successful collaborative alliance with Genentech and/or Roche for the co-development and commercialization of Tarceva, or if Genentech or Roche are unable to meet their contractual obligations, we may be forced to focus our efforts internally to further commercialize and develop Tarceva without the assistance of a marketing and promotion partner. This would require greater financial resources and would result in us incurring greater expenses and may cause a delay in market penetration while we expand our commercial operations or seek alternative collaborative partners. Such costs may exceed the increased revenues we would receive from direct Tarceva sales, at least in the near term.
We are responsible for the manufacture and supply of Tarceva in the United States. Because we have no commercial manufacturing facilities, we are dependent on two suppliers for the API for Tarceva and a single supplier for the tableting of Tarceva in the United States. If any of these third parties fails to meet its obligations, our revenues from Tarceva could be negatively affected.
     We are responsible for manufacturing and supplying Tarceva in the United States under the terms of a Manufacturing and Supply Agreement entered into with Genentech in 2004. We rely on two third-party suppliers to manufacture erlotinib, the active pharmaceutical ingredient, or API, for Tarceva. We also currently rely on a single manufacturer to formulate the Tarceva tablets.
     If our relationships with any of these manufacturers with respect to Tarceva terminate or if these manufacturers are unable to meet their obligations, we would need to find other sources of supply. Such alternative sources of supply may be difficult to find on terms acceptable to us or in a timely manner, and, if found, would require FDA approval which could cause delays in the availability of erlotinib and ultimately Tarceva tablets, which, in turn, would negatively impact our revenues derived from Tarceva.
We may not be able to successfully obtain the grant of the Tarceva patent reissue application which could limit our ability to assert the ‘498 patent to prevent or stop competitors from marketing or selling products similar to Tarceva.
     On February 27, 2008, we filed a reissue application and a request for a certificate of correction with the United States Patent and Trademark Office, or USPTO, to correct certain errors with respect to the ‘498 patent. In the reissue proceeding, the USPTO may determine that one or more of the claims in the ‘498 patent are unpatentable. We are unable to predict the outcome of the reissue proceeding. If we are unsuccessful in obtaining a grant of a reissued ‘498 patent with at least one claim covering Tarceva, we would be limited in our ability to assert the ‘498 patent to prevent or stop competitors from marketing or selling products that are similar to Tarceva which would adversely impact our revenues from Tarceva in the United States.
If our competitors succeed in developing products and technologies that are more effective than our own, or if scientific developments change our understanding of the potential scope and utility of our products, then our products and technologies may be rendered less competitive.
     We face significant competition from industry participants that are pursuing products and technologies that are similar to those we are pursuing and who are developing pharmaceutical products that are competitive with our products and potential products. Some of our industry competitors have greater capital resources, larger overall research and development staffs and facilities, and a longer history in drug discovery and development, obtaining regulatory approval and pharmaceutical product manufacturing and marketing than we do. With these additional resources, our competitors may be able to respond to the rapid and significant technological changes in the biotechnology and pharmaceutical industries faster than we can. Our future success will depend in large part on our ability to maintain a competitive position with respect to these technologies. Rapid technological development, as well as new scientific developments, may result in our compounds, products or processes becoming obsolete before we can recover any of the expenses incurred to develop them.
     The current competition to Tarceva for the NSCLC indication includes existing chemotherapy options such as Alimta® (pemetrexed), Taxotere® (docetaxel) and Gemzar® (gemcitabine), as well as Genentech’s Avastin® (bevacizumab), which is approved in combination with chemotherapy for the first-line treatment of patients with unresectable, locally advanced, recurrent or metastatic non-squamous NSCLC. Tarceva also competes with AstraZeneca’s Iressa® (gefitinib) in the limited markets where it is available, such as Japan and Canada.

AstraZeneca announced positive results in September 2007 from its international non-inferiority study comparing the use of Iressa versus Taxotere for the treatment of NSCLC after the failure of a first-line treatment. AstraZeneca indicated in January 2008 that it plans to file for EU regulatory approval in the second quarter of 2008, which, if successful, would result in additional competition for Tarceva in the EU. It is also possible that AstraZeneca may seek to amend its label in the United States.
     Tarceva may compete in the future with Erbitux® (cetuximab). Imclone Systems, BMS and Merck KGaA announced that Erbitux met its primary endpoint of increased overall survival in a Phase III study, referred to as FLEX, of the combination of Erbitux and chemotherapy in the treatment of first-line advanced NSCLC. Results from this study will be presented at the June 2008 ASCO conference. In addition, Eli Lilly recently announced a positive outcome for a Phase III NSCLC maintenance therapy trial for Alimta. Since Alimta has not yet been approved in this setting, its potential impact on treatment is not yet known. Eli Lilly has indicated however that it expects to provide a report on this data at the June 2008 ASCO conference, which would result in the release of the Alimta data prior to our expected announcement of the outcome of our SATURN maintenance study in the second half of 2008. Eli Lilly also announced recently that Alimta, with cisplatin, has been submitted for approval to regulatory authorities in the United States and Europe for the first-line treatment of NSCLC. Tarceva could also face competition in the future from AstraZeneca’s Zactima™ (vandetanib). We are aware of four current Phase III trials investigating Zactima use in NSCLC, including ZEST, a head-to-head superiority trial versus Tarceva in the second line setting. AstraZeneca has indicated that it expects to report data from its ZEST trial in 2008, which, if positive, could allow Zactima to compete with Tarceva in NSCLC. Other oncology drugs currently in clinical trials for treatment of NSCLC either as a single agent or as a combination therapy, such as Vectibix™ (panitumumab), Velcade® (bortezomib), Sutent® (sunitinib malate) and Nexavar® (sorafenib), could compete for market share in NSCLC in the future.
     In the pancreatic cancer setting, Tarceva primarily competes with Gemzar monotherapy in the first line. In addition, Tarceva use in pancreatic cancer may be affected by experimental use of other products, such as Xeloda® (capecitabine).
     Our four core development programs could face competition in the future if successful. OSI-906, which is in Phase I clinical trials, could face competition from a number of other pre-clinical and clinical candidates which target the IGF-1R gene, including more advanced antibody clinical candidates from Pfizer, ImClone Systems and Roche. Our pre-clinical candidate OSI-027, a small molecule inhibitor of both mTOR complexes, TORC1 and TORC2, could compete with rapamycin analogs, such as Wyeth’s Torisel™ (temsirolimus) and Novartis’ RAD001, which are known to inhibit the TORC1 complex. OSI-906 and OSI-027 may also compete in the future with therapeutic agents which target other molecular pathways or cellular functions, but potentially have similar clinical applications. PSN821, our GPR119 receptor agonist for the treatment of type 2 diabetes, would potentially compete against a number of similar agents in this class currently in development, including a GPR119 agonist in preclinical development by Arena Pharmaceuticals and Johnson & Johnson. PSN602, our dual serotonin and noradrenaline reuptake inhibitor which also elicits 5HT1A receptor agonism, could compete in the future with current and future obesity treatments, including Neurosearch’s tesofensine, a triple reuptake inhibitor currently in Phase III trials, and other targeted therapies using different methods of action for the treatment of obesity, such as Abbott Laboratories’ Meridia® (sibutramine) and Sanofi-Aventis’ Acomplia® (rimonabant).
     OSI-930 is in Phase I clinical trials. As it is a dual c-Kit/VEGFR-2 inhibitor, it would potentially compete against Avastin, Gleevec® (imatinib mesylate), Sutent, and Nexavar, each of which is already in the market. In addition, at least six other VEGF or VEGFR targeted agents are in advanced stages of development, some of which are, like OSI-930, multi-targeted small molecule tyrosine kinase inhibitors and many other anti-angiogenesis agents are in earlier stages of development.
Our revenues from our DPIV patent portfolio licenses are contingent upon the ability of our licensees to successfully develop and commercialize their products which are the subject of these licenses and our ability to protect our intellectual property rights in our DPIV patent estate.
     We have licensed our DPIV medical use patent portfolio to pharmaceutical companies developing DPIV inhibitor products. We currently derive or have the potential to derive in the future revenues from the milestone and royalty obligations under these license agreements. Licensees include Merck, whose product Januvia™ was approved by the FDA in late 2006 and in the EU in March 2007. Merck’s combination product with metformin, Janumet™, was approved by the FDA in March 2007. Novartis is also a licensee and it received EU regulatory approval for its product, Galvus® (vildagliptin), in September 2007. Additionally, in November 2007, Novartis received EU regulatory approval for its combination product with metformin, Eucreas®. There can be no assurance that Galvus, Eucreas or any other DPIV inhibitors covered by license agreements with us will be approved by the FDA or other regulatory authorities. The amount of royalties and other payments that we derive from our DPIV patent estate is not only dependent on the extent to which products covered by the license agreements receive regulatory approval but is also dependent on how successful Merck, Novartis and other licensees are in expanding the global market for DPIV inhibitors, as well as other factors that could affect their market share, such as safety issues. The extent to which we receive revenue under such licenses also depends on our ability to enforce our patent rights in our DPIV portfolio.
Although we have clinical and pre-clinical candidates in the pipeline for oncology and diabetes and obesity that appear to be promising at early stages of development, none of these potential products may reach the commercial market for a number of reasons.
     Successful research and development of pharmaceutical products is high risk. Most products and development candidates fail to reach the market. Our success depends on the discovery and development of new drugs that we can commercialize. Our pipeline for our oncology and diabetes and obesity clinical programs, including those that we deem to be core assets, is at an early stage. Other than the development of Tarceva for additional indications, the two oncology candidates that we consider to be core assets, OSI-906 and OSI-027, either are or will be in Phase I studies in 2008. The two candidates in our diabetes and obesity portfolio which we consider to be core assets, PSN821 and PSN602, are currently undergoing pre-clinical testing prior to entry into Phase I trials in 2008. Given the early stage of each of these clinical candidates, there can be no assurance at this time that any of them will become a marketed drug. In November 2007, we elected to discontinue development of our DPIV inhibitor, PSN9301, which had completed Phase IIa studies, after it failed to show an adequate safety margin in a three-month primate toxicology study.
     The clinical candidates in our pipeline may never reach the market for a number of reasons. They may be found ineffective or may cause harmful side-effects during pre-clinical testing or clinical trials or fail to receive necessary regulatory approvals. Interim results of pre-clinical or clinical studies are not necessarily predictive of their final results, and acceptable results in early studies might not be seen in later studies, in large part because earlier phases of studies are often conducted on smaller groups of patients than later studies, and without the same trial design features, such as randomized controls and long-term patient follow-up and analysis. We may find that certain products cannot be manufactured on a commercial scale and, therefore, they may not be economical to produce. Our products could also fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties.
     We must provide the FDA and similar foreign regulatory authorities with pre-clinical and clinical data that demonstrate that our product candidates are safe and effective for each target indication before they can be approved for commercial distribution. The pre-clinical testing and clinical trials of any product candidates that we develop must comply with regulations by numerous federal, state and local government authorities in the United States, principally the FDA, and by similar agencies in other countries. Clinical development is a long, expensive and uncertain process and is subject to delays. We may encounter delays or rejections based on our inability to enroll or keep enrolled enough patients to complete our clinical trials, especially as new competitors are approved to enter into the market. Patient enrollment depends on many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites and the eligibility criteria for the trial. Delays in patient enrollment may result in increased costs and a longer than anticipated period of time until data become available, which could have a harmful effect on our ability to develop products.
     A significant portion of the research that we are conducting involves new and unproven technologies. Research programs to identify disease targets and product candidates require substantial technical, financial and human resources whether or not we ultimately identify any candidates. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield candidates for clinical development for a number of reasons, including difficulties in formulation which cannot be overcome, inadequate intellectual property protection and timing and competitive concerns.

Our business strategy with respect to development candidates or programs which we do not consider to be part of our core business is to enter into collaborations with third parties to research, develop and commercialize such non-core assets or to outlicense them. We may not be successful in establishing such collaborations or entering into such license agreements, which may adversely affect the prospects for these candidates or programs to become commercialized.
     A component of our business strategy is to enter into collaborations or licensing, co-promotion or other agreements with third parties for the research, development and commercialization of certain of our programs and product candidates which we do not consider to be core assets. We may face significant competition in seeking appropriate collaborators and licensees. Moreover, these collaboration arrangements and license agreements can be complex to negotiate and time consuming to document. We may not be successful in our efforts to establish these collaborations or outlicensing arrangements. If we are unable to reach such agreements, we may fail to meet our business objectives with respect to our non-core assets. Moreover, these collaborations or license agreements may not be successful and the termination of these arrangements might adversely affect our ability to develop, commercialize and market our non-core assets.
     The success of any of these potential collaboration arrangements will depend heavily on the efforts and activities of our future collaborators and licensees. Our collaborators and licensees will have significant discretion in determining the efforts and resources that they will apply to the programs or product candidates subject to these arrangements.
Our reliance on third parties, such as CROs, may result in delays in completing, or a failure to complete, clinical trials if they fail to perform under our agreements with them.
     In the course of product development, we engage clinical research organizations, or CROs, to conduct and manage clinical studies. Because we have engaged and intend to continue to engage CROs to help us conduct our clinical studies and obtain market approval for our drug candidates, many important aspects of this process have been and will be out of our direct control. If the CROs fail to perform their obligations under our agreements with them or fail to perform their responsibilities with respect to clinical trials in compliance with good clinical practices, regulations and guidelines enforced by the FDA and similar foreign regulatory authorities, such trials may be materially delayed or terminated, adversely impacting our ability to commercialize our drug candidates. For example, in early November 2007, we were informed by our CRO for our RADIANT study for Tarceva that errors had been made in the randomization of the initial cohort of patients for the study, which compromised the scientific integrity of data from the first 278 randomized patients, resulting in the data from these patients being deemed ineligible for analysis. This error is likely to result in data from this study becoming available later than we had originally projected. Furthermore, any loss or delay in obtaining contracts with such CROs may also delay the completion of our clinical trials and the market approval of drug candidates.
We may not be able to make our required payments of interest and principal under our outstanding indebtedness when due, including the notes offered hereby, and may not be able to repurchase for cash our 2% convertible senior subordinated notes due 2025, or our 2025 Notes, or the notes offered hereby, if required to do so in 2010 and 2013, respectively. If we elect to repurchase our 3 1/4% convertible senior subordinated notes due 2023, or our 2023 Notes, with our common shares, our shareholders will experience dilution and our stock price may decline.
     Our aggregate debt under our 2023 Notes, 2025 Notes and the notes offered hereby, including the impact of repurchasing $13 million of the 2023 Notes in March 2008, was $452 million as of March 31, 2008. While we are currently generating sufficient net cash flow to satisfy our anticipated annual interest payments on our outstanding convertible debt, there can be no assurances that we will be able to do so in the future. In addition, the holders of the 2023 Notes, the 2025 Notes or the notes offered hereby have the right to first require us to repurchase their notes in September 2008, December 2010, and January 2013, respectively. We believe that we will have sufficient capital resources to repurchase the 2023 Notes for cash, and we also will have the option of delivering our common stock in lieu of cash in the event that the holders of the 2023 Notes require us to repurchase all or a portion of their 2023 Notes. However, the 2025 Notes and the notes offered hereby must be repurchased with cash. If we do not have sufficient resources at the time these obligations are due, we may be required to borrow additional funds or sell additional equity to meet these obligations, but there can be no guarantee that we will be able to raise such capital at the appropriate time on favorable terms or at all. If we are unable to make our annual interest payments or repay any of our convertible notes when due, we will default on our 2023 Notes, the 2025 Notes and the notes offered hereby, permitting the note holders to declare the notes immediately due and payable. There can be no assurance that we will have sufficient capital resources to repay our convertible notes in the event that such a default right is triggered. In addition, if we elect to repurchase our 2023 Notes with our common stock in September 2008, our stockholders will experience dilution and our stock price may decline.
Risks Relating to Regulatory Matters
Starting in November 2008, generic competitors can challenge our patents by filing an ANDA or a 505(b)(2) NDA for a generic or a modified version of Tarceva and adversely affect our competitive position.
     Separate and apart from the protection provided under the U.S. patent laws for Tarceva, it is also subject to the provisions of the Hatch-Waxman Act which provides Tarceva with a five-year period of marketing exclusivity following FDA approval on November 18, 2004. The Hatch-Waxman Act prohibits the FDA from receiving an abbreviated new drug application, or ANDA, (for a generic product) or a 505(b)(2) new drug application, or NDA, (for a modified version of the product) for such five-year period. A manufacturer who alleges that one or more of the patents listed in the FDA’s Orange Book are invalid, unenforceable or not infringed need not wait five years, however, and may submit an ANDA or 505(b)(2) NDA for a generic or modified version of Tarceva four years into the exclusivity period (i.e., beginning on November 18, 2008). This patent challenge is commonly known as a Paragraph IV certification. Within the past several years, the generic industry has aggressively pursued approvals of generic versions of innovator drugs at the earliest possible point in time. Accordingly, it is likely that an ANDA or 505(b)(2) NDA filing and Paragraph IV certification for a generic version of Tarceva will be made on or soon after November 18, 2008.
     In response to a Paragraph IV certification, we will need to initiate a patent infringement action against the generic filer within 45 days following receipt of notice of the Paragraph IV certification in order to enforce our rights in the Tarceva patents. Patent litigation is complex, time-consuming and expensive and, as the outcome of any litigation proceeding is difficult to predict, there is no assurance that we will prevail in such an action. If we initiate an infringement suit within 45 days of receiving the Paragraph IV certification, the FDA cannot approve the ANDA or 505(b)(2) NDA for 30 months from the date of our receipt of the Paragraph IV certification. In addition, if such patent infringement action is so commenced within such 45-day period and occurs during the one-year period beginning on the fourth anniversary of the commencement of Tarceva’s marketing exclusivity period, the 30-month period is extended by an amount of time such that the FDA cannot approve the ANDA until seven and one-half years have elapsed from the date of Tarceva’s initial approval (i.e., May 18, 2012). This period of protection, referred to as the statutory litigation stay period, may end early, however, if we lose the patent infringement case (i.e., the court finds the patent invalid, unenforceable or not infringed), or if we fail to reasonably cooperate in expediting the litigation, and a generic or modified version of Tarceva could come to market soon after expiration of the five-year exclusivity period. Moreover, if we fail to sue within 45 days, we will not enjoy the protection of the statutory litigation stay and the FDA may approve the ANDA or 505(b)(2) NDA whenever the requirements for approval are met after the expiration of the five-year exclusivity period. Additionally, following the conclusion of the statutory litigation stay period or earlier date due to a loss of the statutory litigation stay protection, if the ANDA or 505(b)(2) NDA filing has been approved, a generic company may choose to launch a generic version of Tarceva notwithstanding the pendency of our infringement action or any appeal. This is referred to as an at-risk launch and, in another example of the aggressive strategy pursued by generic companies, has occurred more frequently in the last few years. Any launch of a generic version of Tarceva prior to the expiration of patent protection, whether as a result of the loss of the patent infringement litigation or due to an at-risk launch, will have a material adverse effect on our revenues for Tarceva and our results of operations.
The manufacture and packaging of pharmaceutical products, such as Tarceva, are subject to the requirements of the FDA and similar foreign regulatory bodies. If we or our third party manufacturers fail to satisfy these requirements, our or their product development and commercialization efforts may be materially harmed.
     The manufacture and packaging of pharmaceutical products, such as Tarceva and our future product candidates, are regulated by the FDA and similar foreign regulatory bodies and must be conducted in accordance with the FDA’s current good manufacturing practices, or cGMPs, and comparable requirements of foreign regulatory bodies. There are a limited number of manufacturers that operate under these current good manufacturing practices regulations who are both capable of manufacturing our products, and willing to do so. Our failure or the failure of our third party manufacturers to comply with applicable regulations, requirements, or guidelines could result in sanctions being imposed on us or them, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our products, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our business. We cannot be certain that we or our present or future suppliers will be able to comply with the pharmaceutical cGMP regulations or other FDA regulatory requirements. If we fail to meet our manufacturing obligations for Tarceva, our collaborator, Genentech, has the contractual right to take over the supply of Tarceva in the United States.
     Changes in the manufacturing process or procedure, including a change in the location where a product is manufactured or a change of a third party manufacturer, require prior FDA review and/or approval of the manufacturing process and procedures in accordance with the FDA’s cGMPs. This review may be costly and time consuming and could delay or prevent the launch of a product or the use of a facility to manufacture a product. In addition, if we elect to manufacture products at the facility of another third party, we will need to ensure that the new facility and the manufacturing process are in substantial compliance with cGMPs. Any such change in facility would be subject to a pre-approval inspection by the FDA and the FDA would require us to demonstrate product comparability. Foreign regulatory agencies have similar requirements.
     Any prolonged interruption in the operations of our contractor’s manufacturing facilities could result in cancellations of shipments, loss of product in the process of being manufactured, or a shortfall or stock-out of available product inventory, any of which could have a material adverse impact on our business. A number of factors could cause prolonged interruptions in manufacturing.
     In addition, the U.S. federal government and several states impose drug pedigree law requirements designed to record the chain of custody of prescription drugs. Compliance with these pedigree laws may require implementation of tracking systems as well as increased documentation and coordination with our customers. Although there may be changes in these requirements and government enforcement may vary, failure to comply could result in fines or penalties, as well as supply disruptions that could have a material adverse effect on our business.
     The FDA and similar foreign regulatory bodies may also implement new standards, or change their interpretation and enforcement of existing standards and requirements, for manufacture, packaging or testing of products at any time. If we are unable to comply, we may be subject to regulatory, civil actions or penalties which could significantly and adversely affect our business.
If government agencies do not grant us or our collaborative partners required approvals for any of our potential products in a timely manner or at all, we or our collaborative partners will not be able to distribute or sell our products currently under development.
     All of our potential products must undergo extensive regulatory approval processes in the United States and other countries. These regulatory processes, which include pre-clinical testing and clinical trials of each compound to establish safety and efficacy, can take many years and require the expenditure of substantial resources. The FDA and the other regulatory agencies in additional markets which are material to us and our collaborative partners, including the European Agency for the Evaluation of Medicinal Products and the Japanese Ministry of Health, may delay or deny the approval of our potential products. Although we have been successful in gaining regulatory approval for Tarceva in the United States and our collaboration partners have gained approval for Tarceva in Canada, Japan, the EU and a number of other territories, there can be no guarantee of subsequent approvals for Tarceva in other territories or for other indications in the United States or for other products in the United States and other territories.
     Delays or rejections may be encountered during any stage of the regulatory process based upon the failure of the clinical data to demonstrate compliance with, or upon the failure of the product to meet, a regulatory agency’s requirements for safety, efficacy and quality. Any such delay could have a negative effect on our business. A drug candidate cannot be marketed in the United States until it has been approved by the FDA. Once approved, drugs, as well as their manufacturers, are subject to continuing and ongoing review, and discovery of previously unknown problems with these products or the failure to adhere to manufacturing or quality control requirements may result in restrictions on their distribution, sale or use, or their withdrawal from the market. The FDA also has the authority, when approving a product, to impose significant limitations on the product in the nature of warnings, precautions and contra-indications, or restrictions on the indicated use, conditions for use, labeling, advertising, promotion, marketing, distribution, and/or production of the product that could negatively affect the profitability of a drug. Failure to comply with a Phase IV commitment can lead to FDA action either to withdraw approval of a drug or to limit the scope of approval.
     Furthermore, once a drug is approved, it remains subject to ongoing FDA regulation. For example, the recently enacted Food and Drug Administration Amendments Act of 2007 provides the FDA with expanded authority over drug products after approval. This legislation enhances the FDA’s authority with respect to post-marketing safety surveillance, including, among other things, the authority to require: (i) additional post-approval studies or clinical trials; (ii) the submission of a proposed risk evaluation and mitigation strategy; and (iii) label changes as a result of safety findings. These requirements may affect our ability to maintain marketing approval of our products or require us to make significant expenditures to obtain or maintain such approvals. This new law also enhances FDA’s enforcement authority, as well as civil and criminal penalties for violations.
     Approved drugs may be marketed only for the indications and claims approved by the FDA. If we fail to comply with the FDA regulations prohibiting promotion of off-label uses and the promotion of products for which marketing clearance has not been obtained, the FDA, the Office of the Inspector General of the U.S. Department of Health and Human Services, the Department of Justice, or state Attorney Generals could bring an enforcement action against us that would inhibit our marketing capabilities as well as result in significant penalties. Additional post-approval regulation by the FDA includes changes to the product label, new or revised regulatory requirements for manufacturing practices, written advisements to physicians or a product recall.
     The current regulatory framework could change or additional regulations could arise at any stage during our product development or marketing, which may affect our ability to obtain or maintain approval of our products or require us to make significant expenditures to obtain or maintain such approvals. The ability to market and sell a drug product outside of the United States is also subject to stringent and, in some cases, equally complex regulatory processes that vary depending on the jurisdiction.
Some of our activities may subject us to risks under federal and state laws prohibiting “kickbacks” and false or fraudulent claims, which could subject us to potential civil and criminal penalties and exclusion from federal healthcare programs.
     We are subject to the provisions of a federal law commonly known as the Federal Health Care Programs’ anti-kickback law, and several similar state laws, which prohibit, among other things, payments intended to induce physicians or others either to purchase or arrange for, or recommend the purchase of, healthcare products or services. While the federal law applies only to products or services for which payment may be made by a federal healthcare program, state laws may apply regardless of whether federal funds may be involved. These laws constrain the sales, marketing and other promotional activities of manufacturers of drugs such as us, by limiting the kinds of financial arrangements, including sales programs, manufacturers have with hospitals, physicians, and other potential purchasers or prescribers of drugs. Other federal and state laws generally prohibit individuals or entities from knowingly and willfully presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent, or are for items or services that were not provided as claimed. Anti-kickback and false claims laws prescribe civil and criminal penalties for noncompliance that can be substantial, including the possibility of imprisonment, fines, and exclusion from federal healthcare programs (including Medicare and Medicaid).
     Pharmaceutical companies have been the target of lawsuits and investigations alleging violations of government regulation, including claims asserting violations of the federal False Claims Act, the federal health care programs’ anti-kickback statute, and other violations in connection with off-label promotion of products and Medicare and/or Medicaid reimbursement, or related to claims under state laws, including state anti-kickback and false claims laws. While we continually strive to comply with these complex requirements, interpretations of the applicability of these laws to marketing practices is ever evolving and even an unsuccessful challenge could cause adverse publicity and be costly to respond to.
If we do not receive adequate third-party reimbursement for the sales of our marketed products, we may not be able to sell such products on a profitable basis.
     Sales of our marketed products depend, in part, upon the extent to which the costs of our products are paid by health maintenance organizations, managed care, pharmacy benefit and similar reimbursement sources, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. Such third-party payors continue to aggressively challenge the prices charged for healthcare products and services. Additionally, federal and state governments have prioritized the containment of healthcare costs, and drug prices have been targeted in this effort. If these organizations and third-party payors do not consider our products to be cost-effective, they may not reimburse providers of our products, or the level of reimbursement may not be sufficient to allow us to sell our products on a profitable basis.
     Beginning January 1, 2006, Medicare beneficiaries could obtain expanded prescription drug coverage through a new Medicare drug benefit that is administered by private, Medicare-approved drug plans. This voluntary benefit allows beneficiaries to choose among various Medicare prescription drug plans based on cost and scope of coverage. Generally, such plans include Tarceva within the scope of the plan, with beneficiaries having to pay various amounts of copayments when obtaining Tarceva. Since plans adjust their formularies on an annual basis, we cannot provide assurance that Tarceva will continue to be included in the same number of plans, and this could adversely affect our revenues. In addition, new legislation may be proposed that could change the Medicare prescription drug benefit and affect the payments for Tarceva under the program.
Government involvement and/or control over pricing of pharmaceutical products outside of the United States can have an effect on the revenues that we receive from Tarceva.
     In some foreign countries, particularly Canada and the EU countries, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take six to 12 months or longer after the receipt of regulatory marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our products to other available therapies. In most countries within Europe, individual governments determine the pricing of medicines, which can result in wide variations for the same product, and member states of the EU may impose new or additional cost-containment measures for drug products. Indeed, in recent years, price reductions and rebates have been mandated in several European countries, including Germany, Italy, Spain and the United Kingdom. Future mandatory price reductions in the EU or Japan could adversely impact our royalty revenues for Tarceva.
Future legislative or regulatory reform of the healthcare system may affect our ability to sell certain of our products profitably.
     In both the United States and some non-U.S. jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell certain of our products profitably. In the United States, new legislation may be enacted at the federal and state levels that would result in significant changes to the healthcare system, either nationally or at the state level. For example, federal Medicare proposals, along with state Medicaid drug payment changes and healthcare reforms, could lower payments for our products or create financial disincentives for plans to provide access to Tarceva. Further, some states have proposed health care reform legislation requiring greater price reductions and narrowing coverage for drugs, which could impact our products. Additionally, these proposals or separate state and federal proposals could increase the costs of doing business in their respective jurisdictions. If future legislative or regulatory changes were to reduce reimbursement or make reimbursement unavailable, it would adversely affect our business.

If Tarceva is imported into the United States, the EU or Japan from countries where the cost of the drug is lower, it will affect our sales and profitability and harm our business.
     Our revenues for Tarceva will be adversely impacted if we face competition in the United States, the EU or Japan from lower priced imports from countries where government price controls or other market dynamics have resulted in lower price for Tarceva. The ability of patients and other customers to obtain these lower priced imports has grown significantly as a result of the Internet, an expansion of pharmacies which specifically target purchasers in countries where drug costs are higher and other factors. Many of these foreign imports are illegal under current law. However, the volume of imports continues to rise due to the limited enforcement resources of U.S. and foreign regulatory and customs authorities, and political pressure in the United States, the EU and Japan to permit the imports as a mechanism for expanding access to lower priced medicines.
     In the United States, in December 2003, federal legislation was enacted to modify U.S. import laws and expand the ability for lower priced pharmaceutical products to be imported from Canada, where government price controls have been enacted. These changes to the import laws will not take effect unless and until the Secretary of Health and Human Services certifies that the changes will lead to substantial savings for consumers and will not create a public health safety issue. The current Secretary of Health and Human Services has indicated that there is not a basis to make such a certification at this time. However, it is possible that this Secretary, or a subsequent Secretary, could make such a certification in the future. In addition, legislation has been proposed to implement the changes to the import laws without any requirement for certification from the Secretary of Health and Human Services, and to broaden permissible imports in other ways. Even if these changes to the import laws do not take effect, and other changes are not enacted, lower priced imports of products from Canada and elsewhere may continue to increase due to market and political forces, and the limited enforcement resources of the FDA, the U.S. Customs Service and other government agencies. For example, state and local governments have suggested that they may import drugs from Canada for employees covered by state health plans or others, and some have already enacted such plans.
     In Europe, the importation of pharmaceutical products from countries where prices are low to those where prices for those products are higher, known as parallel trade, may increase. Parallel trade occurs because third parties can exploit the price differential by purchasing drug products in markets where low prices apply and selling them to state authorities and other purchasers in those markets where drugs can be sold at higher prices. There are indications that parallel trade is affecting markets in the EU, and the recent addition of countries from central and eastern Europe to the EU could result in significant increases in the parallel trading of drug products in that region.
     Lower priced imports will adversely affect our sales and profitability. This impact could become more significant in the future, and the impact could be even greater if there is a further change in the law or if state or local governments take further steps to permit lower priced imports from abroad.
Risks Related to Intellectual Property and Legal Matters
If we cannot successfully protect, exploit or enforce our intellectual property rights, our ability to develop and commercialize our products, and receive revenues from licenses under our intellectual property, will be adversely affected.
     We hold numerous U.S. and foreign patents as well as trademarks and trade secrets; we also have many pending applications for additional patents. We intend to continue to seek patent protection for, or maintain as trade secrets, the potentially valuable intellectual property arising from our research and development activities, including commercially promising product candidates that we have discovered, developed or acquired. Our success depends, in part, on our ability and our collaborative partners’ ability to obtain and maintain patent protection for new product candidates, maintain trade secret protection and operate without infringing the valid and enforceable proprietary rights of third parties. As with most biotechnology and pharmaceutical companies, our patent position is highly uncertain and involves complex legal and factual questions. Without patent and other similar protection, other companies could offer the same or substantially identical products for sale without incurring the sizeable discovery and development costs that we have incurred. Our ability to recover these expenditures and realize profits upon the sale of products could be diminished. The process of obtaining patents can be time-consuming and expensive with no certainty of success. Even if we spend the necessary time and money, a patent may not issue or it may insufficiently protect the technology it was intended to protect. Even if issued, such issuance is not conclusive as to a patent’s validity or its enforceability.
     Our patents may be challenged, narrowed, invalidated or circumvented, which could limit our ability to prevent or stop competitors from marketing similar products or may limit the length of term of patent protection we may have for our products. Specifically, a patent corresponding to the U.S. composition of matter patent for Tarceva was granted in February 2007 in India and survived a pre-grant opposition by Natco Pharma, Ltd. of Mumbai, India in July 2007. We, with our collaborator Roche, are currently seeking to enforce this patent against CIPLA, Ltd. of Mumbai, India, with respect to a generic form of Tarceva launched by CIPLA in India. A lawsuit was filed in India on January 15, 2008 and a hearing for preliminary injunction with the Indian Patent Office in New Delhi concluded on January 31, 2008. The preliminary injunction was denied on March 19, 2008 and a trial on the merits has been scheduled for August 2008. We are currently considering with Roche whether we will appeal the denial of the preliminary injunction. In addition, Teva Pharmaceuticals filed an opposition to the grant of a patent in Israel corresponding to our U.S. patent directed to a particular polymorph of Tarceva (U.S. Patent No. 6,900,221) in August 2007. This Israeli proceeding will be delayed until prosecution of a co-pending patent application in Israel is completed. If we are unsuccessful in enforcing or defending our patents in either of these proceedings and the patents are revoked without possibility of appeal in India and/or Israel, this could reduce our future potential royalty revenue from sales of Tarceva in these countries and increase the possibility that generic Tarceva will be unlawfully distributed and/or sold into countries where we have patent exclusivity.
     We can never be certain that we were first to develop the technology or that we were first to file a patent application for the particular technology because most U.S. patent applications are confidential until a patent publishes or issues, and publications in the scientific or patent literature lag behind actual discoveries. If our pending patent applications are not approved for any reason or if we are unable to receive patent protection for additional proprietary technologies that we develop, the degree of future protection for our proprietary rights will remain uncertain. Third parties may independently develop similar or alternative technologies, duplicate some or all of our technologies, design around our patented technologies or challenge our pending or issued patents. Furthermore, the laws of foreign countries may not protect our intellectual property rights effectively or to the same extent as the laws of the United States. In addition, some countries do not offer patent protection for certain biotechnology-related inventions. If our intellectual property rights are not adequately protected, we may not be able to commercialize our technologies, products or services and our competitors could commercialize our technologies, which could result in a decrease in our sales and market share that would harm our business and operating results.
     We are also party to licenses that give us rights to third-party intellectual property that may be necessary or useful to our business. Our success will depend in part on the ability of our licensors to obtain, maintain and enforce our licensed intellectual property, in particular, those patents to which we have secured exclusive rights. Our licensors may not successfully prosecute the patent applications to which we have licenses. Even if patents issue in respect of these patent applications, our licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we would. Without protection for the intellectual property we license, other companies might be able to offer substantially identical products for sale, which could adversely affect our competitive business position and harm our business prospects.
If we or our collaborative partners are required to obtain licenses from third parties, our revenues and royalties on any commercialized products could be reduced.
     The development of some of our products may require the use of technology developed by third parties. The extent to which efforts by other researchers have resulted or will result in patents and the extent to which we or our collaborative partners will be forced to obtain licenses from others, if available, on commercially reasonable terms is currently unknown. If we or our collaborative partners must obtain licenses from third parties, fees must be paid for such licenses, which would reduce the revenues and royalties we may receive on commercialized products.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be negatively impacted.
     In addition to patented technology, we rely upon unpatented proprietary technology, trade secrets, processes, and know-how. We seek to protect this information in part by entering into confidentiality agreements with our employees, consultants and third parties. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently developed by competitors.
Our U.S. patents may be adversely affected by changes to patent-related U.S. statutes and the rules of the U.S. patent and trademark office.
     The portfolio management strategy of our U.S. patents and pending patent applications may be adversely affected by proposed changes to patent-related U.S. statutes and to USPTO rules, especially changes to rules concerning the filing of continuation applications. The proposed USPTO rules were scheduled to go into effect on November 1, 2007, but were enjoined pursuant to an order issued on October 31, 2007 by the United States District Court for the Eastern District of Virginia. This injunction is expected to remain in effect until final judgment on the matter or as otherwise directed by the court. If implemented, the rules would limit to two the number of continuing applications that an applicant may file as a matter of right. The rules would also require that beyond such continuing applications, subsequent continuing application filings must be supported by a petition and a showing as to why the new amendments, claims, arguments or evidence presented could not have been previously submitted. An applicant may also file only one request for continued examination. Other proposed rules, if implemented, could limit the number of claims that we can include in a patent application to only five independent and 25 total claims per application, without submission of a document including a search and explanation of related patents and literature. The implementation of these rules will require significant changes in patent strategy and portfolio management in order to adequately protect our products in development and may result in less certainty with regard to the potential future value of our intellectual property assets.
The failure to prevail in litigation or the costs of litigation, including patent infringement claims, could harm our financial performance and business operations and could cause delays in product introductions.
     We are susceptible to litigation. For example, as a public company, we are subject to claims asserting violations of securities laws and derivative actions. In particular, we have been subject to a securities class action filed in United States District Court for the Eastern District of New York alleging violations of Sections 11 and 15 of the Securities Act of 1933, as amended, and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. While the parties to this class action lawsuit have reached agreement to settle this action and submitted the settlement to the Court, the settlement remains subject to final approval from the Court. In addition, as a biotechnology company, our processes and potential products may conflict with patents that have been or may be granted to competitors, academic institutions or others. We cannot ensure that our products or methods do not infringe upon the patents or other intellectual property rights of third parties. As the biotechnology and pharmaceutical industries expand and more patents are filed and issued, the risk increases that our patents or patent applications for our product candidates may give rise to a declaration of interference by the USPTO, or to administrative proceedings in foreign patent offices, or that our activities lead to claims of patent infringement by other companies, institutions or individuals. These entities or persons could bring legal proceedings against us seeking substantial damages or seeking to enjoin us from researching, developing, manufacturing or marketing our products, which could result in substantial costs and harm our reputation. If any of these actions are successful, we may not only be required to pay substantial damages for past use of the asserted intellectual property but we may also be required to cease the infringing activity or obtain the requisite licenses or rights to use the technology, that may not be available to us on acceptable terms, if at all. Litigation and other proceedings may also absorb significant management time.
     Litigation is inherently unpredictable and we may incur substantial expense in defending ourselves or asserting our rights in the litigation to which we are currently subject, or in new lawsuits or claims brought against us. Litigation can be expensive to defend, regardless of whether a claim has merit, and the defense of such actions may divert the attention of our management that would otherwise be engaged in running our business and utilize resources that would otherwise be used for the business. In the event of an adverse determination in a lawsuit or proceeding, or our failure to license essential technology, our sales could be harmed and/or our costs increase, which would harm our financial condition and our stock price may decline. While we currently maintain insurance that we believe is adequate, we are subject to the risk that our insurance will not be sufficient to cover claims.
The use of any of our potential products in clinical trials and the sale of any approved products exposes us to liability claims.
     The nature of our business exposes us to potential liability risks inherent in the research, development, manufacturing and marketing of drug candidates and products. If any of our drug candidates in clinical trials or our marketed products harm people or allegedly harm people, we may be subject to costly and damaging product liability claims. Many patients who participate in clinical trials are already ill when they enter a trial. The waivers we obtain may not be enforceable and may not protect us from liability or the costs of product liability litigation. While we currently maintain product liability insurance that we believe is adequate, we are subject to the risk that our insurance will not be sufficient to cover claims. There is also a risk that adequate insurance coverage will not be available in the future on commercially reasonable terms, if at all. The successful assertion of an uninsured product liability or other claim against us could cause us to incur significant expenses to pay such a claim, could adversely affect our product development and could cause a decline in our product revenues. Even a successfully defended product liability claim could cause us to incur significant expenses to defend such a claim, could adversely affect our product development and could cause a decline in our product revenues.
Risks Related to Our Common Stock
Our stock price remains highly volatile which could make it difficult for our stockholders to resell our common stock.
     If our stock price falls, our stockholders may not be able to sell their stock when desired or at desirable prices. When the stock prices of companies in the NASDAQ Biotechnology Index fall, our stock price will most likely fall as well. The stock price of biotechnology and pharmaceutical companies, including our stock price, has been volatile and may remain volatile for the foreseeable future.
     The following factors, among others, some of which are beyond our control, may also cause our stock price to decline:
•	a decline in sales of Tarceva;

•	a decline in our business operating results or prospects;

•	a general economic slowdown in the United States or the key international markets where Tarceva is sold;

•	adverse events with respect to our intellectual property;

•	announcement or launching of technological innovations or new therapeutic products by third parties;

•	positive or negative clinical efficacy or safety results from our competitors’ products;

•	public concern as to the safety, or withdrawal, of our products and potential products;

•	comments by securities analysts regarding us or our competitors and general market conditions;

•	future sales of substantial amounts of our common stock by us or existing stockholders;

•	negative developments concerning strategic alliance agreements;

•	changes in government regulation, including pricing controls, that impact our products;

•	negative or neutral clinical trial results, including clinical trial results for additional indications for Tarceva;

•	delays with the FDA in the approval process for products and clinical candidates; and

•	developments in laws or regulations that impact our patent or other proprietary rights.
Our governance documents and state law provide certain anti-takeover measures which will discourage a third party from seeking to acquire us and may impede the ability of stockholders to remove and replace our board of directors and, therefore, our management.
     We have had a shareholder rights plan, commonly referred to as a “poison pill,” since January 1999. The purpose of the shareholder rights plan is to protect stockholders against unsolicited attempts to acquire control of us that do not offer a fair price to our stockholders as determined by our board of directors. Under the plan, the acquisition of 17.5% or more of our outstanding common stock by any person or group, unless approved by our board of directors, will trigger the right of our stockholders (other than the acquiror of 17.5% or more of our common stock) to acquire additional shares of our common stock, and, in certain cases, the stock of the potential acquiror, at a 50% discount to market price, thus significantly increasing the acquisition cost to a potential acquiror.
     The shareholder rights plan may have the effect of dissuading a potential hostile acquiror from making an offer for our common stock at a price that represents a premium to the then-current trading price. In addition, our certificate of incorporation and by-laws contain certain additional anti-takeover protective devices. For example,
•	no stockholder action may be taken without a meeting, without prior notice and without a vote; solicitations by consent are thus prohibited;

•	special meetings of stockholders may be called only by our board of directors, or by our stockholders holding 20% of our outstanding shares upon 90 days prior written notice;

•	nominations by stockholders of candidates for election to the board of directors at our annual meeting of stockholders must be made at least 45 days prior to the anniversary of the date on which we first mailed our proxy materials for the prior year’s annual meeting of stockholders; and

•	our board of directors has the authority, without further action by the stockholders, to fix the rights and preferences, and issue shares, of preferred stock. An issuance of preferred stock with dividend and liquidation rights senior to the common stock and convertible into a large number of shares of common stock could prevent a potential acquiror from gaining effective economic or voting control.
     Further, we are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation’s outstanding voting stock for a period of three years from the date the stockholder becomes a 15% stockholder. In addition to discouraging a third party from acquiring control of us, the foregoing provisions could impair the ability of existing stockholders to remove and replace our management and/or our board of directors.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2008	OSI PHARMACEUTICALS, INC.
	By:	/s/ Barbara A. Wood
Barbara A. Wood
Senior Vice President, General Counsel and Secretary